Exhibit 99.1

PLACER SIERRA BANCSHARES

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 31, 2006

10:00 a.m.

Hyatt Regency Sacramento

1209 L Street, Sacramento, California 95814

Placer Sierra Bancshares 525 J Street Sacramento, California 95814

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 31, 2006.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the Notice of Annual Meeting of Shareholders and Joint Proxy Statement/Prospectus, dated                     , 2006 and hereby nominate, constitute and appoint Ronald W. Bachli, David E. Hooston and Randall E. Reynoso, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE MEETING AND VOTING IN PERSON.

See reverse for voting instructions

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provide or return it to Placer Sierra Bancshares, c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, MN 55164-0945.

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3, 4 and 5

1.	To approve the principal terms of the Agreement and Plan of Merger and Reorganization, including the issuance of common stock described therein, by and between Placer Sierra Bancshares and Southwest Community Bancorp dated as of February 15, 2006, and the transactions contemplated thereby.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	To elect eight directors for a one-year term and until their successors are duly elected and qualified:

Nominees:

01 Ronald W. Bachli 02 Christi Black 03 Robert J. Kushner 04 Larry D. Mitchell	05 Dwayne A. Shackelford 06 William J. Slaton 07 Robert H. Smiley 08 Sandra R. Smoley	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ß    PLEASE FOLD HERE    ß

3.	To approve an amendment to the Bylaws to change the authorized range of directors to seven (7) to thirteen (13) directors.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	To ratify the appointment of Perry-Smith LLP as our independent auditors for the fiscal year ending 2006.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	To approve a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the terms of the merger agreement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this annual meeting or any adjournments thereof. Management is not aware of any other business.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH PROPOSAL.

Address Change? Mark box.    ☐             I plan to attend the meeting.    ☐

Indicate changes below:

Dated: 2006

Signatures(s) in Box

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.